SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. )

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                      IMPAC COMMERCIAL HOLDINGS, INC.
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FOR IMMEDIATE RELEASE


IMPAC COMMERCIAL HOLDINGS, INC.
EXPLAINS TO ITS SHAREHOLDERS THE BOARD'S DECISION TO REJECT PROPOSAL BY APEX MORTGAGE CAPITAL, INC.

NEW YORK, October 28, 1999 - In a letter addressed to its shareholders (copy attached), Impac Commercial Holdings, Inc. ("ICH") explained the principal reasons for the Board's unanimous decision to reject Apex Mortgage Capital, Inc.'s stock-for-stock proposal to merge with Apex. ICH will be providing additional detail in its revised proxy statement, which is expected to be available in the next few weeks.

------------------------------------------
Lilly Donohue
Vice President
Fortress Investment Group LLC
1301 Avenue of the Americas
42nd Floor
New York, NY 10019
212.798.6118 (direct)
212.798.6133 (fax)
ldonohue@fortressinv.com



                [Impac Commercial Holdings, Inc. letterhead]


                                                   October 28, 1999



Dear Shareholder:

            As you know, on August 4, 1999 the Board approved an agreement and plan of merger between Impac and AMRESCO Capital Trust ("AMCT") and resolved to recommend that merger to shareholders. The merger contemplates a stock-for-stock transaction in which each of Impac's shares would be converted into 0.66094 of a share of the combined company, which would continue to be managed by Impac's external manager, an affiliate of Fortress Investment Group. The Board endorsed a strategic alliance with AMCT principally because it believed that a company with a larger capital base and greater liquidity which combined AMCT's loan origination and asset management expertise and Fortress' structured finance and capital markets expertise would be able to position itself as a market leader and consolidator of other specialty finance companies and mortgage REITs.

            On September 7, 1999, Impac received in a letter addressed to the Board, an unsolicited proposal from Apex Mortgage Capital, Inc. ("Apex") proposing that Impac and Apex be merged, with Impac stockholders receiving 0.60328 of a share of Apex common stock for each share of Impac common stock. Citing the then current market price of Apex common stock, the proposal letter declared itself to be "superior" to the AMCT transaction and offered that Apex would enter into a confidentiality agreement and commence work immediately in order to satisfy a due diligence contingency. The proposal letter also stated that the resulting company would be managed by Apex's external manager, an affiliate of TCW. Apex publicized its proposal and urged the Board to appoint a special committee of independent directors to evaluate its proposal and enter into negotiations with it towards a definitive agreement.

            On October 25, 1999, the Board advised Apex that it had unanimously rejected the Apex proposal and reaffirmed its determination to move forward with the AMCT transaction.

            The purpose of this letter is to share with you the Board's principal reasons for determining to reject the Apex proposal and explain the context in which that determination was made.

REASONS FOR THE BOARD'S DECISION

            In considering the Apex proposal, the Board took into account
(i) the form as well as the amount of the consideration offered, (ii) the business plan proposed by Apex, (iii) the pro forma net asset value of the combined companies, (iv) the market price of the Apex stock and certain factors currently and prospectively affecting that market price, (v) the track record of the Apex manager, (vi) the terms of the Apex management agreement, (vii) the size of the investment by Apex's manager in the combined company, (viii) the prospects for future growth in the value of Apex stock and (ix) a presentation from Impac's independent financial advisor, Bear Stearns & Co. Inc.

Form of Consideration

            It is important to note at the outset that the Apex proposal did not propose to cash out the Company's shareholders; rather, it offered Apex stock as the consideration to be received by Impac's shareholders in the merger. Accordingly, a crucial inquiry for the Board was not just the amount of the merger consideration (as would be the case in a cash transaction) but, more importantly, the value of the consideration. This required analysis of not only the current market price of Apex's shares, but also factors affecting that value on both a current and prospective basis.


Business Plan

            One of the critical questions posed by the Board to Apex concerned its proposed business plan for the combined company. In response, Apex indicated that the combined company would follow the current Apex business plan. The Board made the following observations about the Apex business plan.

     . High leverage - The Apex business plan as disclosed in its public filings calls primarily for purchasing highly rated single-family adjustable and fixed rate mortgage related assets and highly leveraging them - historically on average between 10-12 times.

     . Short term financing - The financing used to implement this business plan to date appears to be of a very short term nature. Specifically, at June 30, 1999 Apex had $736.7 million in financing with a stated average term of 1.8 months.

     . Exposure to rising interest rates - The book value of Apex is very sensitive to changes in interest rates. Apex estimates in its public disclosure that a 100 basis point rise in interest rates would result in a corresponding decline of approximately $2.20/share in Apex book value. In the period since the most recent filing in June, interest rates have risen substantially. Using the U.S. Treasury rate as a reference and applying this formula, the increase in interest rates since June 30, 1999 would indicate a book value decline of approximately $1.00/share since the close of the second quarter. This is in addition to a decline in net asset value of nearly 17% during the first six months of 1999.

          The Board noted that the Apex portfolio has experienced approximately a 200% average annual turnover since inception. Because REITs generally are required to pay a 100% tax on trading profits, the Board was concerned, but unable to verify whether Apex would be subject to this tax. The Board also noted that, in apparent contradiction to Apex's stated business plan of investing primarily in single-family adjustable and fixed rate mortgage related assets, approximately $21.5 million (or 29%) of Apex's equity was invested in equity securities as of June 30, 1999.

          The Board concluded that Apex's business plan is one that differs substantially from virtually every aspect of Impac's business plan. Apex's plan has considerably greater financing and interest rate risk. The past year has produced several noteworthy examples (including Long Term Capital and Criimi Mae) of the risks associated with a strategy of high leverage and short term financing, particularly during periods of financial market instability.

Track Record

            In Apex's letters to the Board, numerous references were made to Apex's "superior track record" and "continuous profitability." After carefully reviewing the Apex historical record the Board made several observations. First, based on the information supplied by Apex, the total return on an investment in Apex from the IPO in December 1997 to present is approximately 1.15%, which in the Board's experience is typically not the return profile associated with a "superior track record." Second, in June 1997, the FASB issued FAS 130, which requires companies like Apex that invest primarily in liquid securities to report Comprehensive Income (which includes unrealized gains and losses on investments available for sale) as a more inclusive measure of performance than net income alone. Analyzing Apex's performance, using this measure, the Board noted that although net reported income for the first six months of this year was approximately $5,816,000, Comprehensive Income during the same period was a loss of approximately ($10,182,000), which seemingly is at odds with Apex's claim of "continuous profitability."

            The Board noted that this Comprehensive Loss resulted in a reported decline of the stated book value of Apex by approximately 17% during the first six months of this year. In addition, the Board noted that if Apex has been adversely affected by the recent rise in interest rates in the manner described in its public filings, Apex's book value will have declined by approximately an additional 9%.

            Apex's performance this year, in the Board's view, reflects the obvious risks of the Apex business plan in an increasing interest rate environment.


Transaction Consideration

The Board analyzed Apex's proposal on the basis of three traditional valuation criteria: (a) stock price, (b) net asset value and (c) earnings per share.

      Stock price: The Apex proposal contemplates the exchange of 0.60328 shares of Apex common stock for each share of Impac common stock, which reflects a current premium over the current market value of the shares intended to be received in the AMCT transaction.

     . Volume - Apex's shares are very thinly traded - the average daily trading volume of Apex over the previous 90 days was approximately 8,100 shares, or approximately $100,000 per day. The Board believes that in this context stock price alone is not an accurate indicator of value and that the "premium" reflected in the current share price may well be illusory, particularly under concerted selling pressure.

     . Upside price limitation - Both Apex and AMCT are mortgage REITs, albeit with considerably different business plans. Apex currently is valued at a price equal to its reported book value, while AMCT is currently valued at a price equal to approximately 70% of reported book value. As a result, in the view of the Board, Impac shareholders have relatively limited upside, but significant downside, with respect to an investment in Apex stock. The opposite is true with respect to an investment by Impac shareholders in AMCT stock, which if it were to trade at a value closer to its book value would result in meaningful upside.

      Net Asset Value: NAV is widely considered to be a meaningful measure of value for mortgage REITs. The AMCT transaction reflects a premium to Impac's shareholders as compared to Apex's proposal on an NAV basis (using the most recently available public numbers and before taking into account any further diminution resulting from rising interest rates). In addition, the transaction as proposed by Apex will trigger a number of transaction costs: (i) a merger agreement termination and expense payment, (ii) a management agreement termination payment and (iii) new due diligence and transaction costs. Apex was asked to clarify whether an outside party would bear these incremental expenses (as is the case in the AMCT transaction, where Fortress is bearing the $11.1 million cost associated with the acquisition of the AMCT management contract) and declined to do so. In the event Apex intends that the shareholders of Impac and Apex, and not the Apex manager, bear these expenses, the Apex proposal will result in a further diminution in shareholder book value.

      Earnings: The year 2000 pro forma dividend to Impac shareholders as a result of the proposed transaction with AMCT is $1.09 per share based on earnings of $1.15 per share. Based on the information supplied by Apex, the Board believes this is likely to be significantly higher than the Apex proposal.


Management contracts/alignment of interests

Both the AMCT transaction and the Apex proposal provide for the combined companies to be externally managed. Accordingly, the Board analyzed the proposed Apex management contract and the proposed AMCT management contract, and found that, while the AMCT contract provides for a higher base management fee, the Apex contract provides for a higher incentive fee. On balance, the Board determined that the AMCT contract offered better value to the Impac shareholders for the following reasons:

     . Cumulative returns - The Apex proposed contract calls for quarterly incentive payments without regard to whether the company has generated an overall cumulative positive return from year to year. Indeed, although Apex's cumulative total return to date is lower than the incentive fee hurdle rate of 10-year Treasuries plus 100 basis points, Apex's manager has received $1.16 million in incentive fees. The AMCT proposed contract calls for no incentive compensation unless the company has generated positive returns above the hurdle rate on a cumulative basis.

     . Termination fee - The Apex proposed contract calls for calculation of a termination fee as if the contract runs in perpetuity. The Board is not aware of a similar provision in a management contract of this type, and expressed concern about the cost to shareholders if the provision ever were invoked. The AMCT proposed contract calls for a termination fee based on the twelve prior months of management fees plus whatever incentive fee would be due upon liquidation of all of the assets, which the Board believes is consistent with the market standard.

The Board also noted that in the AMCT transaction, the external manager through a combination of existing ownership and additional cash investment will own approximately 16% of the combined company which the Board believes significantly aligns the interests of the manager with those of shareholders. In contrast, under the Apex proposal, the manager would appear to be the beneficial owner (although it is not clear to what extent it would be the economic owner) of approximately 3% of the combined equity.

          On balance, the Board carefully considered these and other issues in consultation with its independent financial advisor as described below and unanimously concluded that the Apex proposal is not superior to the transaction contemplated by the AMCT merger agreement. The Board's intention at this time is to continue to pursue the AMCT transaction as described in the merger agreement, which the Board believes will result in the highest value to the shareholders.

CONTEXT FOR THE BOARD'S DECISION

          The AMCT merger agreement contains a number of provisions customary in public company transactions, including a reciprocal prohibition against either company soliciting a competing third-party acquisition proposal. Specifically, the agreement provides that unless and until the Board concludes in good faith that an unsolicited acquisition proposal is a "superior proposal" (having first received written advice to that effect from an independent financial advisor), Impac and its representatives are not allowed to "participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to" any such acquisition proposal. Breach of this provision (which is reciprocally binding on AMCT) would subject Impac to liability for breach of contract.

          After receiving the Apex proposal, the Board met telephonically on September 10, 1999 to begin its consideration. As a threshold matter, after consulting with its outside counsel Skadden, Arps, Slate, Meagher & Flom
LLP and Ballard Spahr Andrews & Ingersoll, LLP, it was decided that the whole Board rather than a special committee should consider the matter. For an externally managed REIT, the Board believes that the Board representatives of Impac's external manager are analogous to senior officers/board members of any public corporation who have employment agreements with the company. Such persons are not generally viewed as being subject to any inherent conflict in evaluating proposals to acquire the company. The Board noted that the management agreement with Fortress contains a customary termination provision providing for fair compensation to the manager if the agreement were to be terminated as a result of a merger transaction. The Board also believed that Fortress' 16.7% equity investment in the Company and Fortress' agreement to convert its preferred stock to common stock in the AMCT transaction aligned its interests with those of the Company's shareholders. Finally, the Board observed that a majority of the members of the whole Board were not affiliates of the manager. If the Board were to determine to proceed with the Apex proposal, it reserved the right to establish a separate committee for the purpose of overseeing the termination of the Fortress management agreement.

            The Board then began the process of considering whether the proposal did, in fact, constitute a "superior proposal" and retained Bear Stearns & Co. Inc. to assist it in reviewing and analyzing such proposal. The Company also requested in writing clarification regarding certain aspects of the Apex proposal. In addition, on Friday, October 15, 1999, Impac authorized Bear Stearns together with counsel to engage in a telephonic conference call with Apex and its representatives to give Apex an opportunity to more responsively address certain of the questions previously raised and which might provide Bear Stearns and Impac with information that would facilitate their evaluation. With few exceptions, the Apex representatives declined to make any clarifications or changes, or offer new information, with respect to their proposal or to make available any further information regarding Apex, its assets, financing, hedging strategies and business plans, that was not already publicly available.

            On October 20, 1999, at a telephonic meeting, the Board considered at length the Apex proposal, including a presentation by Bear Stearns. After considering carefully the matters discussed at the previous meeting including the Bear Stearns presentation the Board reconvened on October 22 and unanimously voted to reject the Apex proposal and proceed with the AMCT merger for the reasons summarized above.

            Impac expects to make available definitive proxy material relating to the AMCT transaction within the next few weeks which will provide significantly greater information about that transaction than is summarized in this letter. After reviewing that material, I hope that you will concur with the Board's continuing recommendation to vote in favor of that transaction.

                                          Sincerely,



                                          Wesley R. Edens
                                          Chairman of the Board


LEGEND REQUIRED BY RULE 14A-12

     Impac, FIC Management, Impac's manager, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger of Impac with and into AMRESCO Capital Trust. The participants in this solicitation may include the directors of Impac (Wesley Edens, Frank Filipps, Robert Kauffman, Christopher Mahowald and Joseph Tomkinson); the directors of FIC Management (Wesley Edens, Robert Kauffman, Randal Nardone and Erik Nygaard); and the following executive officers of Impac and FIC
Management: Wesley Edens (Chairman and Chief Executive Officer), Gregory Hughes (Chief Financial Officer), Randal Nardone (Chief Operating Officer and Secretary), Jon Ashley (Vice President) and Lilly Donohue (Assistant Secretary).

     As of the date of this communication, with the exception of Messrs. Tomkinson and Filipps, each of whom owns less than 1.5% of the outstanding shares of Impac common stock, none of the individuals listed above directly owns any shares of Impac common stock. Fortress Partners, L.P., the majority stockholder of FIC Management, owns Impac series B preferred stock which is convertible into approximately 16.7% of the outstanding shares of Impac Common Stock. Messrs. Edens and Kauffman, each serve as a director and executive officer of Fortress Investment Corp., the sole general partner of Fortress Partners, and together with Messrs. Nardone and Nygaard, collectively own all of the beneficial interests of Fortress Principal Investment Holdings LLC which owns 12.8% of the common stock of Fortress Investment Corp.; Messrs. Edens, Kauffman, Nardone and Nygaard may be deemed to be the beneficial owners of the shares of Impac series B preferred stock owned by Fortress Partners, as well as the shares of Impac common stock into which those shares are convertible.

     Upon completion of the merger with AMRESCO, all of the current directors of Impac will become trust managers of the combined company. In addition, FIC Management will become the manager of the combined company and will be entitled to receive certain compensation for management services from the combined company. In addition, FIC Management will acquire from AMRESCO's current manager and an affiliate of its parent 1,500,111 AMRESCO common shares at $8.9375 per share and options to acquire an additional 1,000,011 AMRESCO common shares 700,008 of which are exercisable at $15.00 per share and 300,003 of which are exercisable at $18.75 per share.